Exhibit 23.1

KPMG LLP
One Cleveland Center
Suite 2600
1375 East Ninth Street
Cleveland, OH 44114-1796

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 7, 2024, with respect to the consolidated financial statements of Diebold Nixdorf, Incorporated, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Cleveland, Ohio
August 7, 2024